EXHIBIT 99.1
FOR RELEASE ON July 24, 2008 at 7:30 a.m. EDT

CONTACT:	Dan Behrendt
Chief Financial Officer
TASER International, Inc.
(480) 905-2000
TASER International, Inc. Reports Results
For Second Quarter 2008
SCOTTSDALE, Ariz., July 24, 2008 — TASER International, Inc. (NASDAQ: TASR) (“TASER” or “the Company”) a market leader in advanced electronic control devices today reported financial results for the second quarter of 2008.
For the second quarter of 2008 revenues were $21.1 million a $4.8 million, or 18% decrease over the same quarter of the prior year. The decline in sales versus the prior year was the result of lower municipal spending in the U.S. as agencies reassigned budget dollars due to economic constraints, including significantly higher fuel costs than agencies had budgeted previously. In addition, the Company reported several large non-recurring international orders in the second quarter of 2007. Despite decreased revenues, Company operations showed significant improvement as gross margin improved to 64.5% in the second quarter of 2008 compared to 60.1% in the second quarter of 2007 as the Company continued to focus on cost controls. As expected, research and development expenses increased by $1.8 million, or 139%, in the second quarter of 2008 over the same prior year period as TASER continues to focus on extending its technological leadership and product diversification. As a result of the decrease in sales, combined with increased research and development spending and a $5.2 million charge in the second quarter for an adverse litigation judgment, the net operating loss for the second quarter was $4.3 million compared to net income from operations of $5.9 million for the same period a year ago. The net loss and basic and diluted loss per share for the second quarter of 2008 were $1.6 million and $0.02, respectively.
During the quarter, the Company repurchased approximately 1.8 million shares of its common stock for $12.5 million pursuant to the $12.5 million stock repurchase plan announced in April. TASER ended the quarter with cash and cash equivalents of $33.0 million.
Significant events in the second quarter of 2008 include the following:
1.	Orders were received and shipped to both new law enforcement agencies deploying TASER® technology following extensive test and evaluation periods and from agencies continuing to expand the use of TASER devices to their first responders. Some of our more significant orders announced during the quarter include New South Wales Police Department in Australia, Harris County Sheriff’s Department in Tomball, TX, Kentucky State Patrol in Frankfort, KY, Lexington Division of Police in Lexington, KY, Honolulu Police Department in Honolulu, HI, Tulare County Sheriff’s Department in Tulare County, CA, Corpus Christi Police Department in Corpus Christi, TX and St. Paul Police Department in St. Paul, MN.

2.	TASER announced in April that it partnered with Sports Authority to begin carrying TASER® C2 Personal Protectors as the Company continues to expand retail distribution channels.

3.	TASER was granted a multi-year Science and Technology Award from the Joint Non-Lethal Weapons Department (JNLWD) of the Department of Defense (DoD) to develop and demonstrate specific TASER technologies to meet DoD requirements for Human Electro Muscular Incapacitation (HEMI). The contract was awarded for $1.15 million for an initial eight month base effort with two options to extend the program duration to a total of 24 months for a total contract value of $2.59 million.

4.	TASER unveiled three new innovative products:
•	The TASER AXON (Autonomous eXtended on-Officer Network) is a tactical audio-video recording and networking device designed to be worn by first responders which enhances incident recording and evidence collection. AXON units are expected to begin field trials in late 2008 with commercial shipments beginning in the first half of 2009.

•	The TASER Controlled Digital Power Magazine (CDPM) is a lanyard controlled device which digitally interfaces with the TASER X26 ECD and incorporates an innovative disconnect feature to disable the ECD in the event of an officer being disarmed. The CDPM can be used with any TASER X26 device and is expected to be available for sale in the third quarter of 2008.

•	The TASER Shield Conversion Kit incorporates TASER REPEL Laminate Film Technology featuring a peel and stick laminate and power supply which can convert standard existing officer shield equipment into an electrified shield providing a powerful deterrent to protect officers and keep suspects or rioters at bay. This system is anticipated to be available for sale in the first half of 2009.

5.	Abstracts of five abstracts human studies examining the safety of TASER devices were presented during the quarter, three at Heart Rhythm Society’s 29th Annual Scientific Sessions and two presented at Cardiostim 2008 in France. All five studies found that TASER ECD’s have no effect on the human heart or on pacemakers.

6.	Five (5) more product liability suits were dismissed during the quarter representing at the end of the quarter a total of seventy-one (71) wrongful death or injury suits that have been dismissed or judgment entered in favor of the Company.

7.	TASER recorded a $5.2 million charge in the second quarter of 2008 for an adverse jury verdict received in the case of Betty Lou Heston, et al. v. City of Salinas, TASER International, Inc., et al. which found that extended TASER device application contributed 15 percent to the death of Robert C. Heston. While the jury attributed 85 percent of the cause of death to the actions of Mr. Heston, the jury awarded a total of $1.0 million in compensatory damages, (for which damages will be covered by liability insurance), and $5.2 million in punitive damages against TASER International based on alleged negligent failure to warn. The court has not yet entered an order of judgment, instead setting a schedule for post trial motions. The Company is pursuing all appropriate legal channels including filing an appeal in this matter at the appropriate time once a judgment is entered.
“Despite a challenging quarter that saw customer budget constraints, we continue to focus on our strategy to be the world’s foremost leader in electronic control device defense solutions,” said Rick Smith, Chief Executive Officer of TASER International, Inc. “We are extremely excited about the new products we unveiled during this past quarter and have received strong positive feedback from attendees at our annual user’s conference held in June. We are particularly excited about the upcoming launch of the AXON, which expands our mission to provide end-to-end solutions for safer and more accountable conflict management and which we believe provides greatly enhanced capabilities in incident recording and evidence collection.”
Smith continued, “While current economic conditions have had an impact on domestic sales during the quarter, we continue to hear positive feedback for our products and are aggressively pursuing a domestic and international sales strategy to increase awareness of our products. Looking forward, we will continue to focus on key operating priorities such as improving efficiencies to drive margin expansion and investing in new product development to drive growth and diversification. Additionally, we remain fully committed to vigorously defending our life-saving products against litigation and steadfastly believe the weight of scientific and medical evidence supports our resolve.”
The Company will host its second quarter 2008 earnings conference call on Thursday, July 24, 2008 at 10:00 a.m. ET. The conference call is available via web cast and can be accessed on the “Investor Relations” page at www.TASER.com. To access the teleconference, please dial: 1-800-510-0178 or 1-617-614-3450 for international callers. The pass code is 80449622 for both numbers.
About TASER International, Inc. (TASR):
TASER International’s products protect life, providing advanced Electronic Control Devices for use in the law enforcement, medical, military, corrections, professional security, and personal protection markets. TASER® devices use proprietary technology to incapacitate dangerous, combative, or high-risk subjects who pose a risk to law enforcement officers, innocent citizens, or themselves in a manner that is generally recognized as a safer alternative to other uses of force. TASER technology protects life, and the use of TASER devices dramatically reduces injury rates for police officers and suspects. For more information about TASER technology, please call (800) 978-2737 or visit our website at www.TASER.com.
Note to Investors
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.
TASER International assumes no obligation to update the information contained in this press release. These statements are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) market acceptance of our products; (2) our ability to establish and expand direct and indirect distribution channels; (3) our ability to attract and retain the endorsement of key opinion-leaders in the law enforcement community; (4) the level of product technology and price competition for our products; (5) the degree and rate of growth of the markets in which we compete and the accompanying demand for our products; (6) risks associated with rapid technological change and new product introductions; (7) competition; (8) litigation including lawsuits resulting from alleged product related injuries and death; (9) media publicity concerning allegations of deaths and injuries occurring after use of the TASER device and the negative effect this publicity could have on our sales; (10) TASER device tests and reports; (11) product quality; (12) implementation of manufacturing automation; (13) potential fluctuations in our quarterly operating results; (14) financial and budgetary constraints of prospects and customers; (15) order delays; (16) dependence upon sole and limited source suppliers; (17) negative reports concerning the TASER device; (18) fluctuations in component pricing; (19) government regulations and inquiries; (20) dependence upon key employees and our ability to retain employees; (21) execution and implementation risks of new technology; (22) ramping manufacturing production to meet demand; (23) medical and safety studies; (24) field test results; and (25) other factors detailed in our filings with the Securities and Exchange Commission, including, without limitation, those factors detailed in the Company’s Annual Report on Form 10-K and its Form 10-Qs.
The statements made herein are independent statements of TASER International, Inc. The inclusion of any third parties does not represent an endorsement of any TASER International products or services by any such third parties.
For further information contact Marcy Rigoni, Manager of Investor Relations at Marcy@TASER.com or call 800-978-2737 ext. 2011, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., 480-905-2002.

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TASER International, Inc.
Statements of Income
(Unaudited)

	For the Three Months Ended
	June 30, 2008	June 30, 2007
Net Sales	$21,101,309	$25,863,376

Cost of Products Sold:
Direct manufacturing expense	6,019,957	7,338,890
Indirect manufacturing expense	1,476,329	2,993,227

Total Cost of Products Sold	7,496,286	10,332,117

Gross Margin	13,605,023	15,531,259

Sales, general and administrative expenses	9,710,804	8,344,927
Research and development expenses	3,019,886	1,262,849
Litigation judgment expense	5,200,000	—

Income (loss) from Operations	(4,325,667)	5,923,483

Interest and other income, net	721,366	427,033

Income (loss) before income taxes	(3,604,301)	6,350,516
Provision (benefit) for income taxes	(2,050,386)	2,651,308

Net income (loss)	$(1,553,915)	$3,699,208

Income (loss) per common and common equivalent shares
Basic	$(0.02)	$0.06
Diluted	$(0.02)	$0.06

Weighted average number of common and common equivalent shares outstanding
Basic	62,642,618	62,374,946
Diluted	62,642,618	65,214,726

TASER International, Inc.
Statements of Income
(Unaudited)

	For the Six Months Ended
	June 30, 2008	June 30, 2007
Net Sales	$43,587,813	$41,165,191

Cost of Products Sold:
Direct manufacturing expense	13,591,454	11,947,459
Indirect manufacturing expense	3,628,767	4,797,444

Total Cost of Products Sold	17,220,221	16,744,903

Gross Margin	26,367,592	24,420,288

Sales, general and administrative expenses	18,870,644	15,926,835
Research and development expenses	5,131,534	2,233,635
Litigation judgment expense	5,200,000	—

Income (loss) from Operations	(2,834,586)	6,259,818

Interest and other income, net	1,222,730	933,402

Income (loss) before income taxes	(1,611,856)	7,193,220
Provision (benefit) for income taxes	(1,274,528)	2,999,458

Net Income (loss)	$(337,328)	$4,193,762

Income (loss) per common and common equivalent shares
Basic	$(0.01)	$0.07
Diluted	$(0.01)	$0.06

Weighted average number of common and common equivalent shares outstanding
Basic	62,983,446	62,192,193
Diluted	62,983,446	64,928,190

TASER International, Inc.
Balance Sheets
(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS

Current Assets
Cash and cash equivalents	$33,026,135	$42,801,461
Short-term investments	—	8,499,978
Accounts receivable, net	10,750,184	11,691,553
Inventory	20,554,202	13,506,804
Prepaids and other assets	1,479,015	4,318,661
Current deferred income tax asset	15,620,492	15,608,325

Total Current Assets	81,430,028	96,426,782
Long-term investments	10,503,668	9,006,493
Property and equipment, net	26,238,383	23,599,680
Deferred income tax asset	8,042,170	6,724,104
Intangible assets, net	2,112,752	1,925,139
Other long-term assets	62,135	81,203

Total Assets	$128,389,136	$137,763,401

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Current portion of capital lease obligations	$—	$19,257
Accounts payable and accrued liabilities	12,294,830	10,088,139
Current deferred revenue	2,014,217	1,694,644
Deferred insurance settlement proceeds	—	404,848
Customer deposits	259,353	266,728
Litigation settlement liabilities	—	—

Total Current Liabilities	14,568,400	12,473,616
Capital lease obligations, net of current portion	—	11,695
Deferred revenue, net of current portion	3,821,466	3,541,267
Liability for unrecorded tax benefits	1,208,811	1,100,073

Total Liabilities	19,598,677	17,126,651

Commitments and Contingencies	—	—

Stockholders’ Equity
Common stock	620	635
Additional paid-in capital	87,901,695	86,911,381
Treasury stock	(14,708,219)	(2,208,957)
Retained earnings	35,596,363	35,933,691

Total Stockholders’ Equity	108,790,459	120,636,750

Total Liabilities and Stockholders’ Equity	$128,389,136	$137,763,401

TASER International, Inc.
Selected Statement of Cash Flows Information
(Unaudited)

	For the Six Months Ended
	June 30, 2008	June 30, 2007
Net income (loss)	$(337,328)	$4,193,762
Depreciation and amortization	1,298,750	1,171,102
Stock-based compensation expense	730,857	591,307
Net cash used by operating activities	(320,501)	(2,917,875)
Net cash provided by investing activities	2,784,995	3,241,124
Net cash provided (used) by financing activities	(12,239,820)	1,436,262
Cash and Cash Equivalents, end of period	$33,026,135	$20,533,196
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